Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Business First Bancshares, Inc. of our report dated June 25, 2020, with respect to the statements of net assets available for benefits of the b1Bank Employee Retirement Plan and Trust, as of December 31, 2019 and 2018, and the related statement of changes in net assets available for benefits for the year ended December 31, 2019, and all related schedules, which report is included in the December 31, 2019 Annual Report on Form 11-K of the b1Bank Employee Retirement Plan and Trust.

/s/ Hannis T. Bourgeois, LLP

Baton Rouge, Louisiana

June 29, 2020